EXHIBIT 10.37.2

July 16, 2004

Mr. Colin Dyne
Chief Executive Officer
Tag-It Pacific, Inc.
21900 Burbank Blvd, Suite 270
Woodland Hills, CA 91367

Dear Colin:

         Tag-It Pacific, Inc. ("TPI") and Levi Strauss & Co. ("LS&CO.") are parties to an Exclusive Stretch Waist Band Component Supply Agreement, as amended at various times (as amended, the "AGREEMENT"), under which TPI supplies to LS&CO. and its manufacturing contractors components and equipment for the manufacture of stretch waist bands. Capitalized terms used in this letter agreement (this "EXTENSION LETTER") and not otherwise defined have the meanings given them in the Agreement.

         TPI and LS&CO. have agreed to extend and amend the exclusivity provisions of the Agreement and to address certain other matters. This Extension Letter sets out these agreements.

         1. EXTENSION. As contemplated by Section 13(b) of the Agreement, TPI and LS&CO. hereby agree to extend the exclusivity provisions of Section 7 of the Agreement through November 1, 2006 with respect to all Product Categories (as such term is amended as provided herein) other than those Product Categories described in Section 7(b) of the Agreement.

         2. NON-US SUPPLY. TPI hereby agrees to supply orders, if any, for Products (including Additional Program Products) marketed by LS&CO. affiliates in Europe and Asia. Notwithstanding the foregoing, TPI and LS&CO. recognize that, under the Pro-Fit License, TPI's right to supply Products and Equipment for use with respect to garments sold outside the United States may be limited, and TPI's obligations under this Section 2 shall not extend beyond those obligations that TPI is permitted to perform under the Pro-Fit License.

         3. ADDITIONAL PROGRAM PRODUCTS. For purposes of the Agreement, through November 1, 2006, "ADDITIONAL PROGRAM PRODUCTS" shall include all types of waistband components purchased by LS&CO., or its manufacturing contractors from TPI on or before the date hereof and used by LS&CO., or its contractors, to manufacture stretch waistbands using the Pro-Fit Technology for inclusion in (i) all LS&CO. products into which such stretch waistbands have been incorporated on or before the date hereof (including, without limiting the foregoing, certain Dockers(R) brand Original Khaki(TM) in addition to the 81 Waist Band Products, certain Dockers(R) brand denim, and certain Dockers(R) brand proStyle(TM) including the "46" Men's product lines), and (ii) all LS&CO. products or product lines with different names for the same pant segments otherwise described in clause (i). LS&CO. agrees to continue to purchase (or cause its contractors to purchase) Products (including Additional Program Products, as defined in this Amendment) from TPI through November 1, 2006, it being understood that LS&CO. is not making any guarantee of Product volume purchases. LS&CO. also anticipates that TPI and


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LS&CO.  will discuss,  and that TPI will bring forward for LS&CO.'s  evaluation, other potential applications of the Pro Fit Technology licensed by TPI for Dockers(r) products.

         4. PRODUCT CATEGORIES. Exhibit E to the Agreement is hereby amended to delete all Women's product categories, all Girl's product categories, all Infant's product categories, all Men's jeans and all Boy's product categories. TPI is willing to provide LS&CO. an exclusive with respect to certain Women's product categories if a separate amendment to the Agreement providing LS&CO. with an exclusive for such Women's product categories can be negotiated to TPI's and LS&CO.'s mutual satisfaction and executed no later than October 15, 2004.

         5. DENIM. Section 7(b) of the Agreement is not affected by the exclusivity extension provided for in Section 1 of this Extension Letter. LS&CO. does not have exclusivity with respect to the Denim Product Categories, whether marketed under the Levi's(r) brand, the Dockers(r) brand or otherwise. TPI will continue, subject to the terms of the Agreement, to supply Products and make Equipment available to LS&CO. and its contractors on a non-exclusive basis for Dockers(r) brand garments in the Denim Product Categories on the terms contained in Section 7(b). TPI is willing to provide LS&CO. an exclusive with respect to all Denim Product Categories if a separate amendment to the Agreement providing LS&CO. with an exclusive for the Denim Product Categories can be negotiated to TPI's and LS&CO.'s mutual satisfaction and executed no later than December 7, 2004. If at any time prior to December 7, 2004, LS&CO. decides not to pursue an exclusive for Denim Product Categories, LS&CO. shall promptly notify TPI of its decision and, subject to the immediately following sentence, TPI may supply one or more third parties with Products and/or Equipment for the Denim Product Categories. It is understood, however, that TPI will not make waistband components and Equipment available to be marketed in connection with the Pro-Fit Technology under the following brands for any product in any of the Denim Product Categories in any geography through the period ending November 1, 2006:

         Lee
         Haggar
         Lands' End
         JCP Private Label

         6. PRODUCT SOURCING. TPI will source all Products and Additional Program Products from U.S. suppliers or other suppliers who manufacture in countries of origin such that LS&CO.'s finished goods incorporating Products or Additional Program Products qualify for favorable duty, quota and tariff treatment on import into the United States under the Caribbean Basin Initiative, the Andean Trade Promotion and Drug Eradication Act and the African Growth and Opportunity Act and in compliance with the Pro-Fit License. LS&CO. will notify TPI at least three months before LS&CO. places production of relevant garments with contract manufacturers located in countries where LS&CO. has not previously placed such production and or where different trade regulations governing country of origin matters apply.

         7. PRIOR CLAIMS. As additional consideration, each of LS&CO. and TPI agree that it will not sue or otherwise bring litigation against the other in respect of claims of any kind relating to the Agreement, the performance by LS&CO. or TPI under the Agreement, or otherwise relating to the LS&CO./TPI relationship based on events, transactions or


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communications  up to the date of this  Extension  Letter,  provided  that  this
Section 7 will not limit either party's responsibility, if any, for payment for Products shipped prior to the date of this Extension Letter, for obsolete inventory repurchase obligations or for indemnification obligations under the Agreement or otherwise solely with respect to third party claims.

         8. NO OTHER AMENDMENTS. It is understood that, except as specifically provided, nothing in this Extension Letter amends, modifies or limits in any way any provision of the Agreement except as specifically described above, constitutes a waiver by either LS&CO. or TPI of any rights under the Agreement or under applicable law or limits LS&CO.'s or TPI's ability to exercise its rights under the Agreement or applicable law. This Extension Letter is a writing signed by both LS&CO. and TPI amending the Agreement as contemplated by Section 19 (e) of the Agreement.

                                   * * * * * *

       If the terms and provisions of this Extension Letter are acceptable to you, please indicate your acceptance and approval by signing where indicated below and returning the signed copy to LS&CO.

                               Very truly yours,

                               LEVI STRAUSS & CO.

                               By:  /S/ DAVID LOVE
                                    -----------------------------------
                                    David Love
                                    Vice President, Global Product
                                    Development and Sourcing

Accepted:

TAG-IT PACIFIC, INC.

By:      /S/ COLIN DYNE
         --------------------------
         Colin Dyne
         Chief Executive Officer


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